EMPLOYMENT AGREEMENT (the "Agreement"), dated as of the 15th day of August, 1996, between Alliance Entertainment Corp., a Delaware corporation having its principal office at 110 E. 59th Street (the "Company"), and Alvin N. Teller, residing at 900 Stradella Road, Los Angeles, California 90077 (the "Executive").


                       R E C I T A L S :


          WHEREAS, the Company considers it essential and in the best interests of its stockholders to more closely align the interests of the Executive with those of its shareholders and that the Executive support the mission, values and strategy of the Company and desires to retain the services of the Executive; and

          WHEREAS, the Executive desires to accept such employment by the Company, upon the terms and conditions hereinafter set forth.

          NOW,   THEREFORE,   in  consideration  of  the  mutual  covenants  and
agreements set forth herein, the parties agree as follows:

     1. Employment and Duties. During the full term of this Agreement, the Company agrees to employ the Executive as Co-Chairman, President and chief executive officer of the Company and all of its subsidiaries. In such capacity, the Executive shall be the most senior executive of the Company and all of its subsidiaries and report solely and directly to the Company's Board of Directors. The Executive shall have full authority over the day-to-day operations of the Company and all of its subsidiaries and over all officers and employees of the Company, including, without limitation, the power to hire and, subject to contractual commitments, fire employees. The Executive accepts such employment and agrees to perform all duties and services consistent with the Executive's position. The Executive agrees to devote substantially all of the Executive's business time, attention and energy to performing the Executive's duties and services hereunder; provided, however, that nothing in this Agreement shall preclude the Executive: (a) from devoting time during reasonable periods to serving as a director of (i) any company that is not engaged primarily in the record business or (ii) any company primarily engaged in the record business to which the Board of Directors of the Company shall consent; or (b) from investing his personal assets in a Passive Investment (as hereinafter defined). For purposes of this Agreement, a "Passive Investment" shall mean an investment in a business or entity which does not require the Executive to render any services in the operations or affairs of such business or entity and which does not materially adversely affect or interfere with the performance of the Executive's duties and obligations to the Company or any of its subsidiaries or affiliates. During the Employment Period (as defined below), the Company agrees it will nominate the Executive to serve on the Company's Board of Directors.

     1.2. Principal Place of Employment. During the Employment Period (as defined below), the Executive's place of employment shall be at the principal offices of the Company in the New York City area.

     2. Term of Employment. The term of the Executive's employment under this Agreement shall commence on August 15, 1996 (the "Effective Date") and shall end on the fifth anniversary of such date, unless sooner terminated as provided in
Section 5 hereof (the "Employment Period"); provided, however that commencing on August 15, 2001, and each August 15 thereafter, the term of this Agreement shall automatically be renewed for one (1) additional year unless, not less than 120 and not more than 150 days prior to such date, either party shall have provided written notice that such party elects not to renew the term of this Agreement. Each consecutive twelve-month period during the term of this Agreement, commencing on the Effective Date, and on each subsequent anniversary thereof, is hereinafter referred to as a "Contract Year."

     3. Compensation and Benefits.

     3.1 Base Salary. The Company shall pay the Executive a base salary of not less than One Million Five Hundred Thousand Dollars ($1,500,000) per annum ("Base Salary"). The Base Salary for each Contract Year after the first Contract Year may be increased from time to time in the sole discretion of the Board and in any event will be increased annually to reflect corresponding increases in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, all items (1982-88 = 100). Base Salary shall be payable at such regular intervals as salaries are paid by the Company to its other executive employees, not less frequently than bimonthly.

     3.2 Annual Bonus. In addition to Base Salary and Signing Options, with respect to each fiscal year of the

Company (a "Fiscal Year") during the Employment Period, the Executive shall be entitled to participate in, and be eligible for annual bonuses under, the Company's Executive Incentive Plan and other annual bonus, incentive, stock plan and stock option programs of any kind or nature, in accordance with their terms. Any such bonus amount (a "Bonus") shall be payable at such time as executive bonuses customarily are paid by the Company, but in no event later than 30 days after the end of the Company's Fiscal Year. The initial minimum target Bonus with respect to each Fiscal Year shall be an amount equal to 95% of Base Salary and the initial maximum target Bonus with respect to each Fiscal Year shall be equal to 125% of Base Salary for the applicable Fiscal Year, subject to satisfaction of applicable performance goals established by the Compensation
Committee of the Company's Board of Directors (the "Compensation Committee"); provided, however, that such minimum and maximum Bonus amounts shall be subject to such increases as shall be determined by the Board of Directors.

     3.3 Acquisition Bonus. If, at any time during the period commencing on the Effective Date and terminating on the first anniversary of the termination of Executive's employment hereunder (the "First Acquisition Period"), a Change of Control (as defined) occurs pursuant to which more than 50% of the outstanding shares of common stock of the Company are acquired at a price, or receive value, in cash or marketable securities equal to or in excess of $11.00 per share (the "Acquisition Share Price"), then immediately prior to consummation of such acquisition, the Executive shall receive a cash bonus (the "Acquisition Bonus") equal to 1,000,000 multiplied by the difference between the Acquisition Share Price and $11.00; provided, however, that if the term of the Executive's employment shall extend past the third anniversary of the Effective Date, such period shall terminate on the second anniversary of the termination of Executive's employment hereunder (the "Second Acquisition Period"); provided, however, that if such acquisition occurs during the last six (6) months of the First Acquisition Period or the last twelve (12) months of the Second Acquisition Period, the Executive shall be entitled to 50% of the amount payable hereunder, and provided further that no Acquisition Bonus shall be payable to Executive if Executive's employment is terminated for Cause or if Executive terminates his employment for other than Good Reason, death or Disability. As used in this Agreement, "Change of Control" shall mean (i) the acquisition of all or substantially all of the assets of the Company, (ii) the acquisition by any party (or group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) not currently a holder of more than 5% of the outstanding Common Stock of the Company of more than 50% of the outstanding Common Stock of the Company, or (iii) any merger, combination, consolidation or similar transaction involving the Company following which the holders of Common Stock of the Company immediately prior to such transaction will not own more than 50% of the Common Stock of the Company.

     3.4 Stock Options. The Company hereby grants to the Executive on the Effective Date stock options to acquire five million (5,000,000) shares of common stock of the Company at an exercise price of $6 per share (the "Signing Options"). One million of the Signing Options shall vest immediately. The remaining 4,000,000 Signing Options shall vest in four equal installments, commencing on the first anniversary of the Effective Date and annually on each anniversary of the Effective Date for four years. The 1,000,000 options vesting immediately, as well as the 1,000,000 options vesting on the first anniversary of the Effective Date, shall expire six (6) years from the date of vesting with the remaining options expiring five (5) years from the date of vesting, subject to earlier termination in the event of death, Disability, termination for Cause or other termination of the Executive's employment, as provided below.

     3.5 Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in all plans adopted for the general benefit of the Company's employees or executive employees, such as pension plans, medical plans, disability plans, incentive plans, stock plans, investment plans and group or other insurance plans and benefits, to the extent that the Executive is and remains eligible to participate therein and subject to the eligibility provisions of such plans in effect from time to time. In addition to the Signing Options, the Executive shall be eligible to receive grants of options to purchase shares of Common Stock of the Company and other awards which the Company is permitted to grant under its Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company, in such amounts and at such times as shall be determined by the Compensation Committee. The Executive's participation in such plans shall be at the highest level afforded to officers and employees of the Company.

     3.6 Business Expenses. The Executive shall be reimbursed for his reasonable out-of-pocket expenses, commensurate with his position, incurred in the performance of his duties upon submission of appropriate evidence thereof in conformity with normal Company policy. The Executive shall be entitled to travel first class and first class accommodations and the Company shall reimburse the Executive for the cost of his spouse's air fare when she accompanies him. In addition, the Executive shall receive a per diem of $1,000 for each day or portion thereof he is working in the Los Angeles area and maintains his residence in Los Angeles. The Company shall also reimburse the Executive for all reasonable expenses incurred by him in moving to the New York City area. Reimbursable expenses shall include: (i) cost of selling Executive's Los Angeles residence, including brokerage commission; and (ii) moving and relocation expenses. Following completion of (i) an equity offering for cash in an amount of at least $35 million or (ii) a bank refinancing, the Company shall (a) reimburse the Executive for any loss not to exceed $1,500,000 on a net after tax basis, incurred by the Executive in selling his Los Angeles residence, based on Executive's cost basis (including improvements) or (b) at the Company's option (subject to Executive's consent) purchase the residence from the Executive for a price equal to Executive's cost basis in the residence (including improvements).

            3.7 Automobile. The Company shall lease a luxury automobile and provide a driver therefor in New York City for the exclusive use and benefit of the Executive. In addition, the Company shall lease a luxury automobile for the exclusive use and benefit of the Executive in Los Angeles. In connection therewith, the Company shall provide (i) insurance for both such automobiles;
(ii) a parking space at a garage in New York City designated by the Company; and
(iii) all maintenance, gas and repairs for such automobiles. If any automobile is leased, such lease shall contain a clause allowing the Executive to purchase the automobile at the termination of the term of the lease. With respect to any automobile provided to the Executive pursuant to this Section 3.7 which is owned by the Company, the Executive shall have the right to purchase such automobile at its depreciated book value.

            3.8 Perquisites. In addition to the other benefits provided to the Executive under this Section 3, the Executive shall be entitled to business and other perquisites commensurate with his position and/or generally afforded to senior executives of the Company, including an office in the Company's New York City headquarters, office furnishings and secretarial assistance at least comparable to those of the other Co-Chairman.

     4. Vacation. For each Contract Year, the Executive shall be entitled to paid vacation in accordance with the Company's standard policy for any of the Company's most senior executives, but not to be less than four weeks.

     5. Termination.

     5.1 Death. This Agreement shall automatically terminate upon the death of the Executive, whereupon the Company shall be obligated to pay to the Executive's estate any unpaid Base Salary and accrued and unpaid benefits and Bonus through the date of death and an amount equal to the greater of (i) the Executive's Bonus for the prior Fiscal Year prorated for that portion of the Fiscal Year which expired prior to the Executive's death or (ii) the Executive's pro rata Bonus for the current Fiscal Year, if any, as determined by the Compensation Committee through the date of death. The Executive's estate shall be paid an amount equal to one-half of the Acquisition Bonus to which the Executive would have been entitled pursuant to Section 3.3 hereof. Amounts payable under this Section 5.1 shall be payable at the times and intervals set forth in Sections 3.1, 3.2 and 3.3 hereof. Upon such termination, 50% of the not yet vested Signing Options shall vest, and all then vested Signing Options shall be exercisable by the persons to whom the Executive's rights under the Signing Options pass by will or the laws of descent and distribution in accordance with the terms of such options.

     5.2 Disability. The Company shall have the right to terminate this Agreement after the occurrence and during the continuance of any Disability of the Executive, as hereinafter defined, upon thirty (30) days' prior notice to the Executive during the continuance of the Disability. "Disability" for purposes of this Agreement shall mean and be deemed to occur upon the Executive's inability to perform his material duties hereunder by reason of physical or mental incapacity or disability for a total of one hundred eighty
(180) days or more in any  consecutive  period of three  hundred and  sixty-five
(365) days, in the reasonable judgment of a physician selected by the Executive and reasonably acceptable to the Company, which in the reasonable judgment of such physician shall be deemed reasonably likely to continue. In the event of a termination by reason of the Executive's Disability, the Company shall be obligated to assist the Executive in obtaining payment under the existing disability insurance maintained by the Company for the Executive. In addition, the Company shall be obligated to pay the Executive any unpaid Base Salary and accrued and unpaid benefits and Bonus through the date of termination, and the greater of (i) the amount payable to the Executive under the Company's disability insurance or (ii) 50% of the Executive's Bonus paid for the Fiscal Year prior to the year in which the Disability occurred. The Executive shall be paid an amount equal to one-half of the Acquisition Bonus to which the Executive would have been entitled pursuant to Section 3.3 hereof. Amounts payable under this Section 5.2 shall be payable at the times and intervals set forth in Sections 3.1, 3.2 and 3.3 hereof. Upon such termination, 50% of the not yet vested Signing Options shall vest, and all then vested Signing Options shall be exercisable by the Executive or the persons to whom the Executive's rights under the Signing Options pass by will or the laws of descent and distribution in accordance with the terms of such options.

     5.3 Termination for Cause or by Executive for Other than Good Reason.

     5.3.1 Upon the early termination of this Agreement by the Company for Cause or by the Executive during the Employment Period for other than Good Reason, death or Disability, the Company shall only be obligated to pay the Executive his Base Salary prorated to the date of termination and any then accrued benefits (excluding any amount of bonus which the Executive may be eligible to receive). Upon such termination, the Signing Options, to the extent not vested by such termination date, shall be terminated. For purposes of this Agreement, "Cause" shall mean (i) any willful and continuing material failure by the Executive to perform his material duties under this Agreement, taken as a whole;
(ii) the  Executive's  conviction  of, or plea of nolo  contendere to, a felony;
(iii) the Executive's  conviction of fraud or embezzlement  against the Company;
(iv) any willful or intentional misconduct having the effect of materially injuring the business of the Company; or (v) any willful and material breach by the Executive of any of the provisions of the Confidentiality and Non-Competition Agreement attached hereto as Attachment A. Termination for Cause shall become effective upon notice to the Executive. Anything contained herein to the contrary notwithstanding, none of the foregoing events or circumstances shall constitute Cause for purposes of this Agreement unless the Company gives the Executive written notice of such event or circumstance (a "Termination Notice") at or following a meeting of the Board of Directors of the Company for which the Executive was given at least thirty (30) days' advance written notice and an opportunity to be heard, and the Executive shall have failed to commence to cure such event or circumstance within thirty (30) days following the giving of the Termination Notice; provided, however, that the parties acknowledge that the mere failure of the Company to achieve projected or budgeted results or to attain creative or artistic success at any time or from time to time shall not constitute Cause for purposes of this Agreement unless such failure is accompanied by one or more of the circumstances described above.

     5.3.2 For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) a reduction or adverse change in, or a change which is inconsistent with, the Executive's responsibilities, duties, authority, reporting, power, functions, title, working conditions or status; (ii) a reassignment to another geographic location outside of the New York City area;
(iii) a material breach by the Company of this Agreement; (iv) the Company requiring the Executive to render material services wholly inconsistent with the services to be rendered by the Executive hereunder; (v) any time after the occurrence of a Change of Control; (vi) any time after the Executive shall not be a member of the Board of Directors of the Company; or (vii) any other action by the Company which materially interferes with the Executive's ability to carry out his responsibilities under this Agreement.

     5.4 Termination for Other Reason. If the Executive's employment is terminated during the term of this Agreement by the Executive for Good Reason or by the Company without Cause, then the Company shall pay the Executive a cash lump sum in an amount equal to the greater of: (A) four times the sum of the Executive's Base Salary in effect at the time of the termination of his employment plus the maximum target Bonus amounts payable to the Executive with respect to the Fiscal Year in which such termination occurs; or (B) the Base Salary and maximum target Bonus amounts payable to the Executive for the remainder of the Employment Period. Such amount shall be payable no later than thirty (30) days following the Executive's termination pursuant to this Section
5.4. For the four year period after the Executive's termination of employment pursuant to this Section 5.4, the Executive (i) shall be entitled to continued participation in all of the Company's employee benefit plans, including, without limitation, continued accrual for retirement benefits and continued coverage under the Company's medical and hospitalization and life insurance plans, and all of the other benefits and perquisites provided for under this Agreement or
(ii) be paid a cash lump sum equal to the aggregate amounts which the Executive would have been credited or received under all of such benefit plans, incentive plans, benefits and perquisites. In addition, the Company shall be obligated to:

(i) pay the Acquisition Bonus pursuant to Section 3.3 hereof; (ii) provide that all options granted to the Executive under the Company's Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company shall vest upon such termination; (iii) transfer to the Executive all right and title to the automobiles provided to the Executive pursuant to Section 3.7 herein; (iv) provide coverage for the Executive under the Company's automobile insurance policies, for which the Company shall be reimbursed by the Executive; and (v) provide the Executive coverage under the Company's medical plans and life insurance plans or other similar medical or life insurance coverage, or the economic equivalent of such coverage, for so long as the Executive shall live. Upon termination of the Executive pursuant to this Section 5.4, all of the Signing Options and any other awards received under any stock, incentive and benefit plans shall vest in full and be exercisable by the Executive in accordance with their terms.

     5.5 Nature of Payments. If the Executive's employment hereunder shall be terminated, the Executive shall be under no duty to seek or accept other employment (or otherwise mitigate damages). Any payments pursuant to the provisions of this Section 5 shall not be subject to any offset right of the Company.

     5.6 Tax Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended and then in effect (the "Code") (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all Federal, state, local or other taxes (including any interest or penalties imposed with respect to any such taxes), including, without limitation, any such income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (i) Subject to the provisions of paragraph (ii) of this Section 5.6, all determinations required to be made under this Section 5.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 20 calendar days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Executive shall have the right by written notice to the Company to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. Any Gross-Up Payment, as determined pursuant to this Section 5.6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an unqualified written opinion in form and substance satisfactory to the Executive that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies described in paragraph (ii) of this Section 5.6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm's determination. All determinations made by the Accounting Firm in connection with any Gross-Up Payment or Underpayment shall be final and binding upon the Company and the Executive.

           (ii) The Executive shall notify the Company in writing of any claim asserted in writing by the Internal Revenue Service to the Executive that, if successful, would require the payment by the Company of the Gross-Up Payment.

Such notification shall be given as soon as practicable but not later than 60 days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall at the Company's expense:

            (a) give the Company any information reasonably requested by the Company relating to such claim,

            (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (c) cooperate with the Company in good faith in order effectively to contest such claim, and

            (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly as incurred all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or any Federal, state, local or other income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or Federal, state, local or other income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (iii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this Section 5.6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph
(ii) of this Section 5.6) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) upon receipt thereof. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this Section 5.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            In the event that the Executive is subject to any Federal, state, local or other income taxes or any interest or penalties relating thereto with respect to the Executive's receipt of any non-cash consideration from the Company from any transaction or event between the Company and the Executive (such income taxes, together with any such interest and penalties, are hereinafter referred to as the "Income Tax"), the Company shall lend the amount of such Income Tax to the Executive, subject to any applicable bank loan restrictions or public indenture restrictions. Such loan shall bear interest at the lowest interest rate at which the Company borrows funds, shall be due and payable 10 years from the date of the loan, and shall be evidenced by a full recourse, unsecured promissory note.

     6. Confidentiality and Non-Competition Agreement. The Executive shall be bound by the terms of the Confidentiality and Non-Competition Agreement, a copy of which is annexed hereto as Exhibit A, during the Employment Period and for such period following the Employment Period as is set forth in the Confidentiality and Non-Competition Agreement. The Executive and the Company shall execute a copy of the Confidentiality and Non-Competition Agreement simultaneously with the execution of this Agreement.

     7. Miscellaneous Provisions.

     7.1 Reimbursement. Except as otherwise provided in Section 5.6 hereof, the Executive shall reimburse the Company for any withholding tax liability (but not any interest or penalty) respecting amounts treated as compensation to the Executive actually paid by the Company with the Executive's consent or when the Company's obligation to pay the same is ultimately determined to be due, the Company using counsel of the Executive's choice, which counsel is reasonably acceptable to the Company.

     7.2 Entire Agreement. This Agreement, the Confidentiality and Non-Competition Agreement attached hereto as Exhibit A, and the 1996 Restricted Stock Plan attached hereto as Exhibit B set forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.

     7.3 Modification. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

     7.4 Waiver. The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant contained in this Agreement.

     7.5 Notices. All notices, demands, consents or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) upon the earlier of receipt, one business day after being sent by nationally-recognized overnight courier or three business days after being sent by registered or certified mail to the parties at the addresses set forth above or to such other address as either party shall hereafter specify by notice to the other party. A copy of each notice, demand, consent or communication given to the Executive hereunder shall simultaneously be given to Allen Lenard, Esq., Lenard & Gonzalez, 2121 Avenue of the Stars, 22nd Floor, Los Angeles, California 90067. Irrespective of the foregoing, notice of change of address shall be effective only upon receipt.

     7.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed wholly within such state.

     7.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than a claim solely for injunctive relief for any alleged breach of the provisions of the Confidentiality and Non-Competition Agreement as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be resolved by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award tendered by the arbitrators may be entered in any court having jurisdiction thereof and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers for the arbitrator or arbitrators shall include, but not be limited to, the awarding of injunctive relief. The arbitrator shall include in any award in the prevailing party's favor the amount of his or its reasonable attorney's fees and expenses and all other reasonable costs and expenses of the arbitration. In the event the arbitrator does not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrator shall include in any award in favor of the prevailing party the amount of his or its reasonable costs and expenses of the arbitration as he deems just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorney's fees and expenses and the parties shall bear equally all other costs and expenses of the arbitration.

     7.8 Indemnification. The Company agrees that the Executive shall be entitled to indemnification and payment or reimbursement of expenses (including attorneys' fees and expenses) to the fullest extent provided in the Company's

Certificate of Incorporation, as in effect on the date hereof and as it may be hereafter amended (but in no event on terms less favorable to the Executive than those in effect on the date hereof), for all damages, losses and expenses incurred by the Executive in connection with any claim, action, suit or proceeding which arises from the Executive's services and/or activities as an officer and/or employee of the Company or any affiliate thereof. This Section shall survive any termination of the term of this Agreement.

     7.9 HSR Filings and Approvals. Anything in this Agreement or in any other agreement as to which the Company and the Executive are parties notwithstanding, if any governmental or other filings or approvals relating to or required by Hart- Scott-Rodino are required before the Company can issue or transfer any stock to the Executive or the Executive could receive any stock from the Company (including from the exercise of any options granted to the Executive) pursuant to the terms of this Agreement or any such other agreement or otherwise, then the Company shall bear and pay directly as incurred all costs and expenses (including, without limitation, any filing fees or any legal, accounting or other expenses) incurred by the Executive or the Company in connection with any such filings or in applying for any such approvals. If, after making any such filings or applying for any such approvals, the Company is prohibited by governmental or administrative rule, determination or otherwise from issuing or transferring any such stock to the Executive, or the Executive is prohibited by governmental or administrative rule, determination or otherwise from receiving any such stock from the Company, then the Company shall use its best efforts to exhaust all reasonable administrative or judicial remedies that may be available and shall bear and pay directly as incurred all costs and expenses (including, without limitation, all legal, accounting or other expenses) incurred by the Executive or the Company in pursuing any such remedies. If, after exhausting all such remedies, the Company is still legally prohibited from issuing or transferring any such stock to the Executive, or the Executive is still legally prohibited from receiving any such stock from the Company, then the Company shall engage an investment bank (at its sole cost and expense), which investment bank shall be acceptable to the Executive, to develop a method of providing the Executive with equivalent consideration which shall be reasonably acceptable to the Executive and in accordance with the essential intent and principles of this Agreement or any such other agreement, as the case may be.

     7.10 Assignability. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except by operation of law, and except that Executive's rights, but not his obligations, hereunder may be assigned to a trust for the benefit of Executive, his spouse, and any of the children of either. The Company may assign its rights, together with its obligations hereunder, only to a successor by merger or by the purchase of all or substantially all of the assets and business of the Company and such rights and obligations shall inure to, and be binding upon, any such successor.

     7.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted successors and permitted assigns.

     7.12 Headings and Word Meanings. Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words "herein," "hereof," "hereunder" and words of similar import, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

     7.13 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     7.14 1996 Restricted Stock Plan. During the period commencing on the Effective Date and terminating on the day after the fourth anniversary of the Effective Date, the Company hereby adopts and shall maintain in effect the 1996 Restricted Stock Plan in the form annexed hereto as Exhibit B.


            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                          ALLIANCE ENTERTAINMENT CORP.


                                          By:/s/Anil K. Narang
                                          --------------------------------------
                                          Name: Anil K. Narang
                                          Title:    President and Vice Chairman


                                          /s/Alvin N. Teller
                                          -------------------------------------
                                          Alvin N. Teller

                               Exhibit A



               CONFIDENTIALITY AND NON-COMPETITION AGREEMENT


            THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the "Agreement"), entered into and effective as of the 15th day of August, 1996, is by and between ALLIANCE ENTERTAINMENT CORP. (the "Company") and ALVIN N. TELLER ("Employee").

            In consideration of Employee's employment by the Company, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

     1. Confidential Information. By virtue of Employee's employment at the Company, Employee may obtain confidential or proprietary information developed, or to be developed, by the Company. "Confidential Information" means all information, whether in oral, written, graphic or machine-readable form, including but not limited to all: software used or developed in whole or in part by the Company (including source code); algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by the Company, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. All such information is collectively referred to as the "Confidential Information". For purposes of this Agreement, "Confidential Information" shall not include information which: (i) was previously known to Employee prior to his employment with the Company; (ii) is generally known in the music industry or otherwise generally known to the public; (iii) is in the public domain; (iv) is independently obtained by Employee from third parties under no obligation of confidentiality to the Company or to any third party; or (v) is required to be disclosed by law or in any legal or governmental investigation or proceeding.

     2. Non-Disclosure. Employee agrees that, except as directed by the Company, he will not at any time (during the term of Employee's employment by the Company or at any time thereafter), except as may be expressly authorized by the Company in writing and except to the Company and its officers, directors and employees, disclose to any person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by the Company or by reason of any consulting or software development services he has performed or may in the future perform for the Company which contain or are derived from Confidential Information. Employee further agrees that while employed at the Company, he shall not remove Confidential Information from the Company's business premises, without the prior written consent of the Company.

     3. Company Property. As used in this Agreement, the term "Company Property" means all documents, papers, computer printouts and disks, records, customer or prospect lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by the Company, or otherwise belonging to the Company, as well as any other materials containing Confidential Information as defined in Section 1 above. Employee recognizes and agrees that:

     3.1 All Company Property shall be and remain the property of the Company;

     3.2 Employee will preserve, use and hold Company Property only for the benefit of the Company and to carry out the Company's business; and

     3.3 When Employee's employment is terminated, Employee will immediately deliver to the Company all Company Property, including all copies or any other types of reproductions which Employee has in his possession or control.

     4. Non-Solicitation. During the period of his employment and for a period of one (1) year after termination of his employment at the Company for any reason, Employee shall not, on his own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, (i) hire, offer to hire, or otherwise entice away any officer, employee, agent or consultant of the Company or anyone who has served in such capacities during the most recent 6-month period during Employee's employment (not including external accountants, counsel or financial advisors), (ii) solicit any persons or entities with which the Company had contracts or was negotiating contracts regarding products or services during the one-year period preceding the termination of Employee's employment, or (iii) induce, suggest, persuade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending, their relationship with the Company or become a client of Employee or any third party, and Employee shall not himself and shall not knowingly induce or permit any other person to approach any such person or entity for any purpose. Should Employee become aware that any other employee or third party has engaged in such conduct, Employee agrees to immediately advise the Company of the circumstances of any such conduct.

     5. Restrictive Covenant. Employee acknowledges that his employment with the Company will enable him to obtain knowledge about the computer software the Company develops or uses, as well as of the entertainment and other fields in which the Company does business, and will also enable him to form certain relationships with individuals and entities in the geographic area in which the Company furnishes its services. Employee further acknowledges that the goodwill and other proprietary interests of the Company will suffer irreparable and continuing damage in the event Employee enters into competition with the Company within three (3) years subsequent to the termination of his employment. Therefore, Employee agrees that during the term of his employment and for a period of three (3) years thereafter, regardless of the cause of the termination of Employee's employment, he will not, without prior written consent of the Company, engage directly or indirectly in any conduct, activity, or business whatsoever which would provide revenue to Employee or to any third party, with any person or entity manufacturing, distributing or supplying a product or service competing with the Company's products or services material to the Company's business as of the date of Employee's termination; provided, however, that nothing herein shall prohibit Employee from owning less than five (5) percent of the capital stock of a publicly traded company. Employee further acknowledges that his employment with the Company constitutes fair and adequate consideration for his agreement not to engage in such conduct within three (3) years of the termination of his employment, regardless of the cause of such termination. Employee further agrees that should the Company, in its sole discretion, determine that it is desirable or appropriate to make any payment to Employee upon termination of employment ("Severance Pay"), such

Severance Pay shall be deemed additional consideration for Employee's binding obligation not to engage in such conduct during the three (3) year period. However, and notwithstanding any other provision of this Agreement, it is understood and agreed by the Company and Employee that any decision made by the Company regarding Severance Pay, regardless of whether termination occurs with or without cause, shall in no way discharge or release Employee from the obligation not to engage in such conduct during the three (3) year period.

            In the event that during the period of two years following the Effective Date, the price of the Common Stock of the Company remains at or above $9.00, $10.00, $11.00 or 12.00 per share for 25 trading days out of a period of 30 consecutive trading days, the non-compete period of three years shall be reduced by three (3) months, six (6) months, nine (9) months or twelve (12) months, respectively. At any time Employee may elect to reduce the non-compete period to two years by transferring to the Company 160,000 shares of Common Stock of the Company.

     6. Work Product. Employee agrees that, during the term of his employment with the Company:

            6.1 He will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that he makes, works on or conceives, individually or jointly with others, in the course of his employment by the Company or with the use of the Company's time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively, the "Work Product").

            6.2 All Work Product of Employee shall be deemed to be "work made for hire" within the meaning of { 101 of the Copyright Act and all rights to copyright shall be vested entirely in the Company. If for any reason the Work Product is deemed not to be "work made for hire," and its rights to copyright are thereby in doubt, this Agreement shall constitute an irrevocable assignment by Employee to the Company of all right, title and interest in the copyright of all Work Product created under this Agreement. The parties intend that any and all copyright and other intellectual property rights in the Work Product, including, without limitation, any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company. Employee hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company's interest in such copyright and/or other intellectual property rights, and to execute and deliver such legal instruments or documents as the Company shall request in order for the Company to register the Company's worldwide copyright in the Work Product with the U.S. Copyright Office and to register and protect the Company's copyright or other intellectual property rights in the Work Product throughout the world. Likewise, Employee hereby agrees to assist the Company by executing such other documents and instruments which the Company deems necessary to enable it to evidence, perfect and protect its right, title and interest in and to the Work Product.

            6.3 Employee shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of Employee's employment with the Company, regardless of cause. The provisions of this section and the term Work Product as used herein do not apply to any invention for which no equipment, supplies, facilities or confidential, proprietary or trade secret information of the Company was used, and which was developed entirely on Employee's own time, while not on the Company's business premises, and which does not relate to the Company's business, unless: (i) the invention relates to the Company's actual or demonstratively anticipated research development or (ii) the invention results from any work performed by Employee for the Company.

     7. Enforcement. The breach or threatened breach by Employee of any of the provisions of this Agreement shall: (i) constitute cause for the termination of Employee's employment and (ii) entitle the Company to seek a permanent injunction or other injunctive relief in order to prevent or restrain any such breach or threatened breach by Employee or his partners, agents, representatives, servants, independent contractors, or any and all persons or entities directly or indirectly acting for or with Employee. The rights and remedies of the Company under this Agreement shall be in addition to and not in limitation of any of the rights, remedies, and monetary or other damages or redress available to it at law or equity.

     8. Acknowledgment. Employee acknowledges that he has carefully read and considered the provisions of this Agreement, and having done so, agrees that the restrictions set forth are fair and reasonably required for the protection of the interests of the Company. In the event that, notwithstanding the foregoing, any part of the covenants set forth shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be unreasonable or unenforceable, the court shall enforce the provision in a way which it deems to be reasonable and enforceable.

     9. Survival. This Agreement shall survive any termination of Employee's employment, whether or not for cause.

     10. The Company Defined. As used in this Agreement, the term "the Company" includes the Company, any assignee or other successor in interest of the Company, and any parent, subsidiary, or other corporation or partnership under common ownership or control with the Company.

     11. Notices. All notices in accordance with this Agreement shall be in writing and given by hand delivery, overnight express delivery, or certified U.S. mail, return receipt requested, and properly addressed to the party for whom it is intended at the following addresses or such other address as is most recently noticed for such party:


            If to the Company:            Alliance Entertainment Corp.
                                          110 E. 59th Street
                                          New York, New York 10022

                                          Attn: Joseph Bianco,
                                                Co-Chairman

            If to Employee:               Alvin N. Teller
                                          900 Stradella Road
                                          Los Angeles, California 90077

                                          With a copy to:

                                          Lenard & Gonzalez
                                          2121 Avenue of the Stars
                                          22nd Floor
                                          Los Angeles, California 90067

                                          Attn: Allen D. Lenard, Esq.

     12. Miscellaneous. This Agreement is legally
binding on both Employee and the Company and benefits their successors and assigns. This Agreement is only assignable by the Company to the same extent as is set forth in Section 7.10 of the Employment Agreement dated as of August 15, 1996 and the Employee.It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It represents the parties' entire understanding regarding the subject matter of this Agreement and supersedes any and all other prior agreements regarding the same subject matter. The terms and provisions of this Agreement cannot be terminated, modified, or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be construed in accordance with the laws of the State of New York, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject-matter jurisdiction in the State of New York, with exclusive venue in New York County. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to an award of the amount of attorneys' fees and disbursements actually billed to such party, including fees and disbursements on one or more appeals.

     13. No Guarantee of Employment. Nothing in this Agreement shall be interpreted or construed to be a guarantee of ongoing employment, or to otherwise limit the Company's right to terminate Employee's employment at any time.


            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


EMPLOYEE:                                 ALLIANCE ENTERTAINMENT CORP.

/s/Alvin Teller                           /s/Anil K. Narang
-------------------------                 -------------------------
   (signature)                                 (signature)

Alvin Teller                              Anil K. Narang
------------------------                  -------------------------
  (name printed)                              (name printed)

                                          President & Vice Chairman
                                          -------------------------
                                                 (title)

                             EXHIBIT B


                     ALLIANCE ENTERTAINMENT CORP.

                      1996 RESTRICTED STOCK PLAN


     1. Purpose. The purpose of the Alliance Entertainment Corp. (the "Company") 1996 Restricted Stock Plan (the "Plan") is to provide incentive to certain employees of the Company to remain in the employ or service of the Company and its present and future subsidiary corporations and affiliates ("Subsidiaries"), to encourage ownership of shares in the Company by such employees and to provide additional incentive for such employees to promote the success of the Company's business.

     2. Effective Date of the Plan. The Plan shall become effective on the earlier to occur of: (i) the date of approval of the Plan by the Board of Directors of the Company (the "Board"); and (ii) the date of commencement of employment as Chief Executive Officer ("CEO") of Alvin N. Teller (the "Effective Date").

     3. Stock Subject to Plan. 500,000 of the authorized but unissued shares of common stock, $.0001 par value (the "Common Stock"), of the Company are hereby reserved for issuance under the Plan; provided, however, that the number of shares so reserved may be reduced to the extent that the total of the Tranche 1 Shares and the Tranche 2 Shares (as hereinafter defined) available for distribution is less than 500,000. The shares available for distribution by the Plan are hereinafter referred to as "Restricted Shares."

                  (a) Tranche 1. If, at any time during the period from the Effective Date to the second anniversary of the Effective Date, the price of the Common Stock remains at or above the Target Prices indicated on the schedule below for any 25 trading days out of a period of 30 consecutive days, then the corresponding percentage of 250,000 shares of Common Stock shall become available for distribution (the "Tranche 1 Shares") by the Plan.

    Target Price                          % of Tranche 1 Stock

    $     9.00                                    25.00%
    $     9.25                                    31.25%
    $     9.50                                    37.50%
    $     9.75                                    43.75%
    $    10.00                                    50.00%
    $    10.25                                    56.25%
    $    10.50                                    63.50%
    $    10.75                                    69.75%
    $    11.00                                    75.00%
    $    11.25                                    81.25%
    $    11.50                                    87.50%
    $    11.75                                    93.75%
    $    12.00                                   100.00%

                  (b) Tranche 2. If, at any time during the period from the Effective Date to the fourth anniversary of the Effective Date, the price of the Common Stock remains at or above the Target Prices indicated on the schedule below for any 85 trading days out of a period of 90 consecutive trading days, then the corresponding percentage of 250,000 shares of Common Stock shall become available for distribution (the "Tranche 2 Shares") by the Plan.

    Target Price                          % of Tranche 2 Stock

    $    13.00                                    50.00%
    $    13.50                                    56.50%
    $    14.00                                    62.50%
    $    14.50                                    68.75%
    $    15.00                                    75.00%
    $    15.50                                    81.25%
    $    16.00                                    87.50%
    $    16.50                                    93.75%
    $    17.00                                   100.00%

                  (c) Change of Control. In the event of a Change of control of the Company, all of the Tranche 1 Shares and the Tranche 2 Shares not previously available for distribution shall become immediately available for distribution by the Plan. As used herein, "Change of Control" shall mean (i) the acquisition of all or substantially all of the assets of the Company, (ii) the acquisition by any party (or group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) not currently a holder of more than 5% of the outstanding Common Stock of the Company of more than 50% of the outstanding Common Stock of the Company, (iii) any merger, combination, consolidation or similar transaction involving the Company following which the holders of Common Stock of the Company immediately prior to such transaction will not own more than 50% of the Common Stock of the Company.

                  (d) Adjustments. In the event that the Company shall at any time (i) subdivide (by any stock split, stock dividend or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares of Common Stock, (ii) combine (by reverse stock split or otherwise) one or more classes of its outstanding Common Stock into a smaller number of shares or (iii) pay any extraordinary cash dividend on one or more classes of its outstanding Common Stock; then the number of shares subject to the Plan and the target prices shall be proportionately adjusted.

     4. Administration and Eligibility. The CEO shall allocate, in his sole and absolute discretion, the Restricted Shares subject to the Plan to any employee or employees of the Company, including himself, on the terms and conditions set forth herein; provided, however, that no Restricted Shares shall be delivered until such shares become available for distribution by the Plan pursuant to the terms hereof. The CEO shall also have authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it. Any determination by the CEO in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors and personal representatives.

     5. Registration. The issuance by the Company of the Shares shall be registered by the Company under the Securities Act of 1933 on an effective registration statement as promptly as reasonably practicable following the adoption of the Plan, which registration statement shall be maintained in effect for not less than 5 years after the Effective Date.

     6. Restrictions. (a) The Restricted Shares shall be subject to such restrictions, if any, as the CEO shall determine in his sole discretion, including but not limited to, vesting schedules and provisions relating to forfeiture.

            (b) The employee receiving Restricted Shares shall (i) agree that such employee's Restricted Shares shall be subject to, and shall be held by him or her in accordance with all of the applicable terms and provisions of, the Plan, and (ii) agree that the Company may place on the certificates representing the Restricted Shares or new or additional or different shares or securities distributed with respect to the Restricted Shares such legend or legends as the Company may deem appropriate and that the Company may place a stop transfer order with respect to such Restricted Shares with the Transfer Agent(s) for the Common Stock.

            (c) Any Restricted Shares that are forfeited by the Participant shall become immediately available for reallocation and redistribution under the Plan.

            (d) Restricted Shares issued under the Plan must be held for not less than six months from the date of issue unless the allocation and distribution of such shares has been approved by the Board or a Committee of the Board consisting solely of two (2) or more non-employee members of the Board.

     7. Expenses of Administration. All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.

     8. No Employment Right. Neither the existence of the Plan nor the allocation of any Restricted Shares hereunder shall require the Company to continue any Participant in the employ of the Company or any Subsidiary.

     9. Amendment of Plan. The Company shall, at any time and from time to time, at the request of the CEO, make such modifications of the Plan as it shall deem advisable. No amendment of the Plan may, without the consent of the Participants to whom any Restricted Shares shall theretofore have been allocated, adversely affect the rights or obligations of such Participants with respect to such Restricted Shares. The CEO may, in his discretion, cause the restrictions imposed in accordance with the provisions of Section 6 hereof with respect to any Restricted Shares to terminate, in whole or in part, prior to the time when they would otherwise terminate.

     10. Expiration and Termination of the Plan. The Plan shall terminate the day after the fourth anniversary of the Effective Date; provided, however, that such termination shall not, without the consent of the Participants to whom any Restricted Shares shall theretofore have been allocated, adversely affect the rights or obligations of such Participants with respect to such Restricted Shares.

     11. Governing Law. The Plan shall be governed by the laws of the State of New York applicable to agreements made and to be performed wholly therein.

                   Alliance Entertainment Corp.
                     110 East 59th Street
                   New York, New York 10022




                                                       August 26, 1996



Mr. Alvin N. Teller
900 Stradella Road
Los Angeles, California 90077

Dear Al:

     Reference is hereby made to the Employment Agreement dated as of August 15, 1996, (the "Employment Agreement") between Alliance Entertainment Corp. ("Alliance") and you. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

     Alliance and you desire to clarify certain provisions of the Employment Agreement, including, without limitation, the Restricted Stock Plan attached as Exhibit B thereto (the "Plan").

     Accordingly, in consideration of our mutual agreements and obligations, Alliance and you hereby agree as follows:

     1. The "Effective Date" for all purposes of the Plan shall be deemed to be the Effective Date as such term is defined in the Stock Acquisition and Merger Agreement dated as of August 15, 1996, (the "Acquisition Agreement") among you, Wasserstein & Co., Inc., U.S. Equity Partners, L.P., U.S. Equity Partners (Offshore), L.P., Red Ant Box, Inc., Alliance, and Alliance Acquisition Co., Inc.

     2. Alliance confirms (i) that the references to "the exhibits hereto," the "agreements referenced herein" and "the transactions contemplated by the Agreement" contained in the representations and warranties in Section 6 of the Acquisition Agreement include the Plan and (ii) that such representations and warrranties are true and correct as they apply to the Plan.

     3. Alliance hereby represents and warrants that upon the issuance of any shares of Common Stock of the Company pursuant to the Plan, and pursuant to the Stock Option Agreement between the Company and you dated as of August 15, 1996, such shares will be duly and validly issued, fully paid, and nonassessable.

     4. This Letter Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one agreement.

                                    Very truly yours,

                                    ALLIANCE ENTERTAINMENT CORP.




                                    By:/s/ Christopher J. Joyce
                                    -----------------------------------------
                                     Name:  Christopher J. Joyce
                                     Title: Senior Vice President, General
                                            Counsel, and Assistant Secretary


ACCEPTED AND AGREED:


/s/Alvin N. Teller
----------------------------------------
Alvin N. Teller